Exhibit 99.1

ANIXTER INTERNATIONAL INC. COMPLETES SALE OF FASTENERS TO AMERICAN INDUSTRIAL PARTNERS

Transaction Sharpens Anixter’s Strategic Focus

GLENVIEW, IL (Business Wire) June 2, 2015- Anixter International Inc. (NYSE: AXE) today announced that on June 1, 2015 it completed the previously announced sale of its OEM Supply - Fasteners (“Fasteners”) segment to American Industrial Partners (“AIP”), a middle-market private equity firm focused on acquiring North American headquartered industrial businesses, for $380 million in cash, subject to customary post-closing adjustments.

“We are pleased to announce the closing of this sale as we sharpen our focus on our core Enterprise Cabling & Security Solutions (ECS) and Electrical and Electronic Wire & Cable (W&C) segments,” said Bob Eck, President and Chief Executive Officer of Anixter. “With the additional financial flexibility that estimated net after tax proceeds of $320 million will provide, our priorities continue to be paying down debt, extending our M&A strategy, providing a potential return of value to shareholders, or some combination of these, allowing us to continue to deliver long-term value to shareholders.”

The new company, which has been named Optimas OE Solutions, is a leading global distributor and manufacturer of highly-engineered fasteners for customers in the heavy truck, power train, luxury automotive, agriculture, construction, recreational vehicles and other verticals serving customers in 15 countries. The business reported 2014 revenues of $938.5 million and operating profit of $39.1 million. The results from the Fasteners business have been reclassified as discontinued operations and therefore were excluded from Anixter’s first quarter 2015 results from continuing operations. Please see the Investor Relations section of our website to access previously disclosed 2014 results restated to reflect Fasteners as a discontinued operation.

Goldman, Sachs & Co. served as financial advisor and Sidley Austin LLP served as legal counsel to Anixter.

About Anixter
Anixter International is a leading global distributor of enterprise cabling & security solutions and electrical and electronic wire & cable. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) approximately 400,000 products and $800 million in inventory 3) approximately 220 warehouses/branch locations with 6 million square feet of space and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Anixter Contacts

For Investors:
Ted Dosch	Lisa Micou Meers, CFA
EVP Finance and CFO	Vice President - Investor Relations
224.521.4281	224.521.8895